Exhibit 5.1

February 14, 2013

Board of Directors
Air Methods Corporation
7301 South Peoria
Englewood, Colorado 80112

Re:	Post Effective Amendment No. 1 to Registration Statement on Form S-8 relating to 300,000 shares of Common Stock under the Air Methods Corporation 401(k) Plan.

We have acted as counsel to Air Methods Corporation (the “Company”) in connection with the preparation of the Post Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 300,000 shares (the “Shares”) of the Company’s common stock, $0.06 par value per share, reserved for issuance under the Company’s 401(k) Plan (the “Plan”).  In accordance with the Plan, the Shares issued pursuant to the Plan may be previously issued and outstanding shares of common stock acquired by the Plan in the open market, issued to the Plan by the Company or issued to the Plan out of treasury stock of the Company.

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the following opinion, we have examined the Registration Statement and the Plan.  We have also examined such documents and records, including an examination of original or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

We are members of the Bar of the State of Colorado.  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to the laws of any other jurisdiction or of any other law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, including payment of the applicable exercise price therefor, if any, will be validly issued, fully paid and non-assessable shares of capital stock of the Company.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as an exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules of the Securities and Exchange Commission.

Very truly yours,

/s/ DAVIS GRAHAM & STUBBS LLP

DAVIS GRAHAM & STUBBS LLP